Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			PC Tel				Broadcom Corporation		HI/FN Inc.

Underwriters		Banc of America, Warburg 	n/a					n/a
				Dillon Read, Needham & Co.,
				BancBoston Robertson
				Stephens, DB Alex. Brown,
				Hambrecht & Quist, Lehman
				Brothers, Dain Rauscher
				Wessels, John G. Kinnard,
				Pacific Crest Securities,
				Pacific Growth Equities,
				Sandler O'Neil and Partners

Years of continuous
operation, including
predecessors		> 3 years				> 3 years				> 3 years

Security 			PCTI					BRCM					HIFN

Is the affiliate a
manager or co-manager
of offering?		no					yes					no

Name of underwriter
or dealer from which
purchased			Montgomery, Warburg, Neeham	n/a					n/a

Firm commitment?		yes					yes					yes

Trade date/Date
of Offering			10/22/1999				4/16/1998				10/26/1999

Total dollar amount
of offering sold
to QIBs			$-   					$-   					$-

Total dollar amount
of any concurrent
public offering		$78,200,000.00			$84,000,000				$66,000,000

Total				$78,200,000.00			$84,000,000				$66,000,000

Public offering price	17.00 				24.00					33

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread
or commission		$1.19 (7%)				$1.68 (7%)				$1.98 (6%)

Shares purchased	 	400 					n/a					n/a

$ amount of purchase	$6,800.00 				n/a					n/a

% of offering purchased
by fund			0.00870%				n/a					n/a

% of offering purchased
by associated funds	0.09783%				n/a					n/a
Total (must be less
than 25%)			0.10652%				n/a					n/a
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